UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2008 (November 25, 2008)
ANHEUSER-BUSCH COMPANIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-7823	43-1162835

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Busch Place, St. Louis, Missouri	63118

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (314) 577-2000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Agreements of Certain Officers.
     (c) Effective December 1, 2008, Robert J. Haire will serve as the Company’s Vice President, Controller and Tax. John Kelly will continue in the employment of the Company to assist in the integration of its financial systems with those of Anheuser-Busch InBev N.V./S.A. Mr. Haire (age 53) previously served as the Company’s Assistant Controller (July 2004-November 2008) and Director-Corporate Accounting and Reporting (July 1996-July 2004).
     (e) (1) On November 21, 2008, the board of directors of Anheuser-Busch InBev N.V./S.A. (“AB InBev”) adopted the Anheuser-Busch InBev Stock Option Plan (the “Plan”) for employees. Pursuant to the Plan, on November 25, 2008, AB InBev granted to its employees and those of its subsidiaries, including certain employees of the Company, options to purchase shares of common stock of AB InBev. The options granted are subject to confirmation of the Plan by AB InBev’s shareholders at AB InBev’s next annual shareholder’s meeting.
     Each option will entitle the option holder to purchase from AB InBev one existing ordinary share of AB InBev’s stock for an exercise price of EUR 10.50 per share. The Options A may be exercised only during the period running from January 1, 2014 to November 24, 2018 (inclusive), and the Options B may be exercised only during the period running from January 1, 2019 to November 24, 2013 (inclusive). Pursuant to the Plan, InBev granted each of David Peacock, the Company’s President and Chief Executive Officer, and David Almeida, the Company’s Vice President-Planning, 722,968 options, split equally between Options A and Options B.
     Vesting of the options is subject to the achievement of the performance test, which is achieved if on any Observation Date. The Observation Date is the last day of each calendar year starting in 2009 and ending in 2013. If the performance test has not been met by December 31, 2013, the options will lapse.
     Payment of the exercise price will be in the form of cash, although AB InBev may, at its discretion, set up a mechanism of “cashless” exercise whereby the option holder may elect to simultaneously exercise the options and sell the shares underlying the exercised options, in which case the exercise price will be paid to AB InBev from the proceeds of the sale of the shares.
     All unexercised options will expire prior to the end of the respective exercise period if AB InBev or any of its subsidiaries defaults under the US$45,000,000,000 Senior Facilities Agreement, dated as of July 12, 2008, as amended as of July 23, 2008, August 21, 2008 and September 3, 2008, between, among others, AB InBev and certain financial institutions as mandated lead arrangers and bookrunners, and such default has not been cured or waived in accordance with the provisions of the agreement.

     In the Plan, AB Inbev has expressly reserved the right to proceed with corporate changes that have an impact on its capital. In the event that such corporate changes would have an unfavorable impact on the options, the terms of the options will be adjusted in a manner that will safeguard the interests of the option holders, as determined at the sole discretion of AB InBev’s board of directors, subject to any required shareholder approval.
     In the event that AB InBev merges with another company and it is not the surviving entity, the rights and obligations of AB InBev under the Plan will automatically be transferred to the surviving entity and the options will provide the option holders with the right to purchase shares of the surviving company’s stock.
          The summary of the Plan set forth above is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.
     (2) The Company has terminated its Officer Bonus Plan, effective on November 18, 2008.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Options Grant Terms and Conditions

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANHEUSER-BUSCH COMPANIES, INC.
Date: December 1, 2008	By:	/s/ Gary Rutledge
Gary Rutledge
Vice President, General Counsel and Secretary

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